                                                                      Exhibit 11

                VALUEVISION INTERNATIONAL, INC. AND SUBSIDIARIES

                       Computation of Net Income Per Share


                                                          1998                    1997                     1996
                                                   ------------------      ------------------      --------------------
Net income                                         $       18,103,569      $       18,089,722      $         11,019,565
                                                   ==================      ==================      ====================
Weighted average number of common  shares
     outstanding                                           31,745,437              31,718,390                28,627,356
Shares assumed to be issued upon the exercise of
     common stock options and warrants under the
     treasury stock method                                    142,792                 623,692                   681,336
                                                   ------------------      ------------------      --------------------
Weighted average number of common and dilutive
     shares outstanding                                    31,888,229              32,342,082                29,308,692
                                                   ==================      ==================      ====================
Net income per common share                        $             0.57      $             0.57      $               0.38
                                                   ==================      ==================      ====================
Net income per common share - assuming dilution    $             0.57      $             0.56      $               0.38
                                                   ==================      ==================      ====================
